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Exhibit 10.12

FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

        FIRST AMENDMENT, dated as of November 1, 2004 (this "First Amendment") to the Employment Agreement (the "Employment Agreement") between David C. Bloom (the "Executive") and Chelsea Property Group, Inc., a Maryland corporation (the "Company") dated as of June 20, 2004. This First Amendment to the Employment Agreement becomes effective immediately and will govern the terms of the Executive's employment as of the Effective Date of the Merger Agreement.

W I T N E S S E T H:

        WHEREAS, Section 13 of the Employment Agreement provides that any alteration, amendment or modification of any of the terms of the Employment Agreement shall be valid only if made in writing and signed by the parties thereto; provided, however, that any such alteration, amendment or modification is consented to on the Company's behalf by the Board of Directors; and

        WHEREAS, the parties hereto desire to amend certain provisions of the Employment Agreement as more fully set forth herein, and the parties hereto shall seek the consent of the Board of Directors in connection with such amendment.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the agreements herein, the parties hereto agree as follows:

        1.    Defined Terms.    Unless otherwise stated herein, all capitalized terms have the meanings ascribed to them in the Employment Agreement.

        2.    Amendments.

        (a)   Section 3(d) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

          "(d)    Annuity Purchase.    Immediately prior to the REIT Effective Time, the Company shall purchase an annuity (the "Annuity") for a price of $15 million, to be owned by the Company, with the Company as the primary beneficiary, and amounts payable under the Annuity shall be paid to the Company. The Annuity shall provide for the payment of benefits ratably, in installments (no less frequently than annually), over a period of ten years. The Executive shall become entitled to receive payments from the Company in amounts equal to the amounts paid to the Company under the Annuity (the "Annuity Payments"), as provided in Section 6(f) herein."

        (b)   The first paragraph of Section 6(f) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

          "(f)    Payments.    In the event that the Executive's employment terminates for any reason (including expiration of the Term), the Company shall pay to the Executive (or, in the event of the Executive's death, to his estate) all amounts accrued but unpaid hereunder through the date of termination in respect of Salary, Bonus, unused vacation or unreimbursed expenses, as soon as practicable following the Executive's termination of employment. Upon the earliest to occur of: (i) the Executive's termination of employment by the Company without Cause during the Term, (ii) the Executive's termination of employment for Good Reason during the Term, or (iii) the expiration of the Term, in addition to the amounts specified in the foregoing and immediately following sentences, the Executive shall be entitled to (A) receive the Annuity Payments beginning in 2007, with each such Annuity Payment being payable to the Executive as soon as reasonably practicable following the Company's receipt of the corresponding payment under the Annuity, and (B) the continuation of health benefits described in Section 3(e) hereof (subject to the same contribution rates as in effect immediately prior to the Executive's termination of employment);

  provided that such continuation coverage shall cease two years from the date of such termination, or if earlier, as of the date the Executive first becomes eligible to participate in the group health plan of a new employer. In addition, in the event such termination of employment is by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to (x) continuation of Salary for the remainder of the unexpired Term, and (y) 3 times the Executive's Average Bonus, reduced by an amount equal to any Bonus actually paid to the Executive with respect to calendar years 2004, 2005 and 2006. In the event the Executive's employment is terminated for Cause, the Executive terminates his employment hereunder without Good Reason, or due to the Executive's death or disability (as defined in Section 6(b)), in each case, prior to December 31, 2006, the Executive shall forfeit his rights to receive the Annuity Payments; provided, that in the case of termination for disability, if the Executive is able to return to work at a later date, the Company may elect to resume paying the Annuity Payments to the Executive and enforce the provisions of Section 7(a). If, after the commencement of payment of the Annuity Payments, the Executive violates the provisions of Section 7(a), the Company shall have the right, but not the obligation, to cease paying the Executive any further Annuity Payments."

        (c)   The following new subsection (i) is hereby added to Section 6 of the Employment Agreement:

          "(i) The Company may, in its sole discretion, cause CPG Partners, L.P. to discharge any or all of the Company's obligations to the Executive to make cash payments and provide benefits as set forth in this Agreement, and any such discharge of an obligation of the Company by CPG Partners, L.P. shall be deemed to be in full satisfaction of such obligation of the Company hereunder and shall not be deemed to modify this Agreement."

        (d)   Clause (D) of the second sentence of Section 7(a) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

          "(D) only if the Company elects to pay the Executive the Annuity Payments, the termination of the Executive's employment by reason of disability"

        3.    Governing Law.    THIS FIRST AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

        4.    Counterparts.    This First Amendment may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same instrument.

        5.    Full force and effect of Employment Agreement.    Except as specifically amended herein, all other provisions of the Employment Agreement shall remain in full force and effect in accordance with its terms. All references in the Employment Agreement to "this Agreement" shall be deemed to refer to the Employment Agreement as amended by this First Amendment.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

Chelsea Property Group, Inc.
By:	/s/ LESLIE T. CHAO
	Name:	Leslie T. Chao
	Title:	President
By:	/s/ DAVID C. BLOOM David C. Bloom

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FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
W I T N E S S E T H